Exhibit 4.1


         THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                                CONVERTIBLE NOTE

         FOR VALUE RECEIVED, PlanGraphics, Inc., a Colorado Corporation (hereinafter called "Borrower"), hereby promises to pay to Tangiers Investors, LP, (the "Holder") or its registered assigns or successors in interest or order, without demand, the sum of twenty thousand dollars ($20,000), or the amount thereof advanced from time to time and oustanding ("Principal Amount"), with simple and unpaid interest thereon, the earlier of completion of a debt or equity transaction exceeding $5,000,000 or 6 months from closing date of July 16, 2009 (the "Maturity Date"), if not sooner paid. The obligation of the Holder to fund all or any part of this Convertible Note shall be subject to the guaranty of the Borrower's payment and performance of this Convertible Note by Integrated Freight Systems, Inc., a Florida corporation (the "Guarantor").


                                    ARTICLE I

                             INTEREST: AMORTIZATION

         1.1. Interest Rate. Subject to Section 5.7 hereof, interest payable on this Note shall accrue at a rate per annum (the "Interest Rate") of eight percent (8%). Interest on the Principal Amount shall accrue from the date of this Note and shall be payable at maturity. .

         1.2. Default Interest Rate. Following the occurrence and during the continuance of an Event of Default, which, if susceptible to cure is not cured within twenty (20) days, otherwise then from the first date of such occurrence, the annual interest rate on this Note shall (subject to Section 5.7) automatically be increased to fifteen percent (15%).


                                   ARTICLE II

                              CONVERSION REPAYMENT

         2.1. No Effective Registration. Notwithstanding anything to the contrary herein, no amount payable hereunder may be paid in shares of Common Stock by the Borrower without the Holder's consent unless (a) either (i) an effective current Registration Statement covering the shares of Common Stock to be issued in satisfaction of such obligations exists, or (ii) an exemption from registration of the Common Stock is available pursuant to Rule 144 of the 1933 Act, and (b) no Event of Default hereunder (or an event that with the passage of time or the giving of notice could become an Event of Default), exists and is continuing, unless such event or Event of Default is cured within any applicable cure period or is otherwise waived in writing by the Holder in whole or in part at the Holder's option.

         2.2. Optional Redemption of Principal Amount. Provided that (i) an Event of Default or an event which with the passage of time or the giving of notice could become an Event of Default has not occurred, whether or not such Event of Default has been cured, and (ii) an effective current Registration Statement covering the shares of Common Stock to be issued upon conversion of the Notes exists, the Borrower will have the option of prepaying the outstanding Principal amount of this Note ("Optional Redemption"), in whole or in part, by paying to the Holder a sum of money equal to one hundred and twenty percent (125%) of the Principal amount to be redeemed, together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Holder arising under this Note or any Transaction Document through the Redemption Payment Date as defined below (the "Redemption Amount"). Borrower's election to exercise its right to prepay must be by notice in writing ("Notice of Redemption"). The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be no sooner than ten (10) days after the date of the Notice of Redemption (the "Redemption Period"). A Notice of Redemption shall not be effective with respect to any portion of the Principal Amount for which the Holder has a pending election to convert, or for conversions initiated or made by the Holder during the Redemption Period if the Redemption Period is based on thirty days prior notice. On the Redemption Payment Date, the Redemption Amount, less any portion of the Redemption Amount against which the Holder has exercised its conversion rights, shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) such Notice of Redemption will be null and void, (ii) Borrower will have no right to deliver another Notice of Redemption, and (iii) Borrower's failure may be deemed by Holder to be a non-curable Event of Default. A Redemption Notice may be given only at a time a Registration Statement is effective. A Notice of Redemption may not be given nor may the Borrower effectuate a Redemption without the consent of the Holder, if at any time during the Redemption Period an Event of Default or an Event which with the passage of time or giving of notice could become an Event of Default (whether or not such Event of Default has been cured), has occurred or the Registration Statement registering the Registrable Securities is not effective each day during the Redemption Period.


                                   ARTICLE III

                                CONVERSION RIGHTS

         3.1. Holder's Conversion Rights. Subject to Section 3.2, the Holder shall have the right, but not the obligation at all times, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, into shares of Common Stock, subject to the terms and conditions set forth in this
Article III at the rate of 65% of the average of the lowest three volume weighted average prices of the shares during the preceding 10 day trading period prior to conversion. The Holder may exercise such right by delivery to the Borrower of a written Notice of Conversion pursuant to Section 3.2.

         3.2. Mechanics of Holder's Conversion.

              (a) In the event that the Holder elects to convert any amounts outstanding under this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a "Notice of Conversion") to the Borrower, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and amounts being converted. The original Note is not required to be surrendered to the Borrower until all sums due under the Note have been paid. On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records. Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a "Conversion Date." A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

              (b) Pursuant to the terms of a Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel, if so required by the Borrower's transfer agent and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder by crediting the account of the Holder's designated broker with the Depository Trust Corporation ("DTC") through its Deposit Withdrawal Agent Commission ("DWAC") system within two (2) business days after receipt by the Borrower of the Notice of Conversion (the "Delivery Date"). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such shares of Common Stock, unless the Holder provides the Borrower written instructions to the contrary. Notwithstanding the foregoing to the contrary, the Borrower or its transfer agent shall only be obligated to issue and deliver the shares to the DTC on the Holder's behalf via DWAC (or certificates free of restrictive legends) if the registration statement providing for the resale of the shares of Common Stock issuable upon the conversion of this Note is effective and the Holder has complied with all applicable securities laws in connection with the sale of the Common Stock, including, without limitation, the prospectus delivery requirements. In the event that Conversion Shares cannot be delivered to the Holder via DWAC, the Borrower shall deliver physical certificates representing the Conversion Shares by the Delivery Date.

         3.4. Conversion Mechanics.

              (a) The number of shares of Common Stock to be issued upon each conversion of this Note pursuant to this Article III shall be determined by dividing that portion of the Principal Amount and interest and fees to be converted, if any, by the then applicable Conversion Price.


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


         (b) The Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

              A. Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

              B. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

              C. Stock Splits, Combinations and Dividends. If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

              D. Share Issuance. If the Borrower shall issue any Common Stock (except for the Excepted Issuances), prior to the complete conversion or payment of this Note, for a consideration less than the Fixed Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Fixed Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security or debt instrument of the Borrower carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price.

              E. Planned Merger of the Borrower into the Guarantor. The planned merger of the Borrower into Integrated Freight Systems, Inc., shall not be deemed to be included in the transactions described in "A" through "D" above, as a result of the succession by operation of law of the Guarantor to the obligations and the Borrower as a result of such merger.

         (c) Whenever the Conversion Price is adjusted pursuant to
Section 3.4(b) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

         3.5 Issuance of Replacement Note. Upon any partial conversion of this Note, a replacement Note containing the same date and provisions of this Note shall, at the written request of the Holder, be issued by the Borrower to the Holder for the outstanding Principal Amount of this Note and accrued interest which shall not have been converted or paid, provided Holder has surrendered an original Note to the Company. In the event that the Holder elects not to surrender a Note for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Borrower against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note.


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


                                   ARTICLE IV

                                EVENTS OF DEFAULT

         The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

         4.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of Principal Amount, interest or other sum due under this Note or any Transaction Document when due and such failure continues for a period of five (5) business days after the due date.

         4.2 Breach of Covenant. The Borrower breaches any material covenant or other term or condition of this Note or Transaction Document in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

         4.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

         4.4 Receiver or Trustee. The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

         4.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any subsidiary of Borrower or any of their property or other assets for more than $25,000 and shall remain unvacated, unbonded or unstayed for a period of forty-five (45) days.

         4.6 Non-Payment. The Borrower shall have received a notice of default, which remains uncured for a period of more than twenty (20) business days, on the payment of any one or more debts or obligations aggregating in excess of $25,000 beyond any applicable grace period;

         4.7 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower and if instituted against them are not dismissed within sixty (60) days of initiation.

         4.8 Stop Trade. An SEC or judicial stop trade order or Principal Market trading suspension with respect to Borrower's Common Stock that lasts for five or more consecutive trading days.

         4.9 Failure to Deliver Common Stock or Replacement Note. Borrower's failure to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, and, if requested by Borrower, a replacement Note, and such failure continues for a period of five (5) business days after the due date.

         4.10 Reverse Splits. The Borrower effectuates a reverse split of its Common Stock without twenty days prior written notice to the Holder.

         4.11 Cross Default. A default by the Borrower of a material term, covenant, warranty or undertaking of any Transaction Document or other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

         4.12 Failure to Complete the Planned Merger into the Guarantor. Borrower's and Guarantor's failure to complete the transactions described in a registration statement filed with the U.S. Securities and Exchange Commission, File No. 333-159721, (withdrawn) as soon as practicable following the effective date of a substantially identical registration statement to be filed by the Guarantor.


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


                                    ARTICLE V

                                  MISCELLANEOUS

         5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         5.2 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i)

         If   to the Corporation:

         John C. Antenucci
         PlanGraphics, Inc.
         112 East Main Street
         Frankfort, Kentucky 40601

         If to the Holder:

         Tangiers Investors, LP
         402 W. Broadway Ste. 400
         San Diego, CA 92101

         If to the Guarantor:

         Paul A. Henley
         Integrated Freight Systems, Inc.
         6371 Business Blvd, Suite 200
         Sarasota, FL 34240

         5.3 Amendment Provision. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

         5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

         5.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

         5.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles that would resulting in the applications of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of California or in the federal courts located in the State of California. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the


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


extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court in favor of the Holder.

         5.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

         5.8. Construction. Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

         5.9 Redemption. This Note may not be redeemed or called without the consent of the Holder except as described in this Note.

         5.10 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.



         IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 16th day of July, 2009.

                                    PlanGraphics, Inc.


                                    By:_________________________________________
                                             Name: John C. Antenucci
                                             Title: Chief Executive Officer
WITNESS:

-------------------------------------------------------------------------------


                                    GUARANTY

         The undersigned, Integrated Freight Systems, Inc., a Florida corporation, does hereby unconditionally guarantee the payment and performance of the Borrower's obligations as set forth in the above Convertible Note, nevertheless subject to the loan by the Borrower to Integrated Freight Systems, Inc. of the proceeds advanced by the Holder from time to time to the Borrower in excess of $5,000 which the Borrower will use to partially pay the outstanding invoice due from the Borrower to Sherb & Co. Without affecting the guaranty herein provided, the Guarantor agrees to pay out of the proceeds of the loan by the Borrower to the Guarantor the sum of $_________ to PlanGraphics, Inc., a Maryland corporation, ("PGI") on the invoice due from the Guarantor to PGI.

                                        Integrated Freight Systems, Inc.


                                        By:_____________________________________
                                                 Name: Paul Henley
                                                 Title: Chief Executive Officer

WITNESS:

--------------------------------------------------------------------------------


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


NOTICE OF CONVERSION
--------------------

(To be executed by the Registered Holder in order to convert the Note)


         The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by Integrated Freight Corporation. (the "Borrower") on April ____, 2009 into Shares of Common Stock of the Borrower according to the conditions set forth in such Note, as of the date written below.



Date of Conversion:_____________________________________________________________


Conversion Price:_______________________________________________________________


Number of Shares of Common Stock Beneficially Owned on the Conversion Date:
Less than 5% of the outstanding Common Stock of Borrower
================================================================================


Shares To Be Delivered:_________________________________________________________


Signature:______________________________________________________________________


Print Name:_____________________________________________________________________


Address:________________________________________________________________________


        ________________________________________________________________________


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